Exhibit 99.1

News Release NYSE: MYE

Myers Industries to Acquire

Brazilian Material Handling Business Plasticos Novel®

June 29, 2012, Akron, Ohio – Myers Industries, Inc. (NYSE: MYE) today announced that it has signed an agreement to acquire Plasticos Novel S.A.® The transaction is expected to close in July 2012. Novel is Brazil’s leading designer and manufacturer of reusable plastic crates and totes used for closed-loop shipping and storage in the region’s fast-growing food and agriculture industries. Novel also produces a diverse range of plastic industrial safety products.

President and Chief Executive Officer John C. Orr said, “Novel complements our existing material handling business in Brazil, and has strong ties with industry-leading companies through its reputation for innovation and service. Novel clearly fits our material handling and geographic growth strategy.”

Founded in 1975, Novel has two manufacturing facilities located in the Brazilian states of Bahia and Paraná, covering the major industrial and agribusiness centers of northeastern and southern Brazil. Specializing in injection molded material handling products, Novel is a leader in reusable plastic containers for markets ranging from food and beverage to agriculture. Its industrial safety and traffic products range from safety helmets and ear protection to signs and flooring. With major international companies as its customers, Novel is highly regarded for continuous innovation, quality and service. Visit http://www.novel.com.br to learn more.

Novel will become part of Myers Industries’ Material Handling Segment. Businesses in this segment include North America-based Buckhorn,® a leading manufacturer of reusable bulk containers and totes; Akro-Mils,® a leader in plastic bins and storage systems; and Myers do Brasil,® located in São Paulo state, Brazil, which produces bulk containers and totes for agriculture and manufacturing markets in the region.

About Myers Industries

Myers Industries, Inc. (NYSE: MYE) is a diversified, international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported net sales of $755.7 million in 2011. Visit www.myersindustries.com to learn more, or visit www.facebook.com/myersindustries to connect with the Company’s social community.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view”, “should”, and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks are detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission, which are available at www.sec.gov, and on the Company’s Investor Relations section of its web site at www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

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Financial & Investor Contacts: Donald A. Merril – Senior Vice President & Chief Financial Officer Monica Vinay – Director, Investor & Financial Relations (330) 253-5592	Media Contact: Max Barton – Director, Corporate Communications (330) 761-6106

1293 South Main Street o Akron, Ohio 44301 o (330) 253-5592 o Fax: (330) 761-6156	NYSE / MYE